UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7 Hamilton Landing, Suite 100

Novato, California 94949

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 408-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2015, Raptor Pharmaceutical Corp. (the “Company”) announced that Ted Daley, Chief Business Officer, will be leaving the Company effective September 30, 2015. In connection with Mr. Daley’s separation and in consideration of his release of any claims against the Company, on July 15, 2015, the Company entered into a transition and separation agreement with Mr. Daley pursuant to which he will continue to serve as Chief Business Officer and provide transition services to the Company through September 30, 2015. He will be eligible for a bonus for 2015 based on actual performance for the year, prorated through September 30, 2015. In addition, Mr. Daley will also be entitled to the following severance and other benefits: (i) severance consisting of continued base salary for 12 months following his separation date; and (ii) premium payments under COBRA for up to 12 months following his separation date. Following his separation, Mr. Daley will continue to serve the Company as an independent contractor through December 31, 2015 and will provide services to the Company on an as-requested basis at an hourly rate of $250. Mr. Daley’s stock options and restricted stock units will continue to vest while he provides consulting services to the Company, and his vested stock options as of such date will remain exercisable until the earlier of 12 months from the separation date, or the original expiration date of each option.

A copy of Mr. Daley’s transition and separation agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

10.1	Transition and Separation Agreement with Thomas E. Daley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2015	RAPTOR PHARMACEUTICAL CORP.

	By:	/s/ Julie Anne Smith
	Name:	Julie Anne Smith
	Title:	President, Chief Executive Officer and Director

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Transition and Separation Agreement with Thomas E. Daley.